Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Proposed Settlement of

Pending Securities Class Action Lawsuit

CORAL GABLES, FL, November 4, 2014 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX) (Catalyst Pharmaceuticals or the Company), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that it has entered into a memorandum of understanding (“MOU”) to settle its pending class action securities lawsuit.

As previously disclosed, the Company and one of its executive officers are defendants in a class action lawsuit filed in the U.S. District Court for the Southern District of Florida. The amended complaint purports to state a claim for alleged misrepresentations regarding the development of Firdapse™ on behalf of a class of those who purchased shares of the Company’s common stock between August 27, 2013 and October 18, 2013.

Catalyst Pharmaceuticals has entered into a MOU with the lead plaintiffs in the class action lawsuit under which the parties have agreed, subject to execution of a formal stipulation of settlement and approval of the Court, to settle the lawsuit. Under the MOU, Catalyst Pharmaceuticals has agreed, subject to court approval, to pay $3.5 million in return for a dismissal and release of all claims against the defendants. Because the settlement payment is expected to be paid in full by Catalyst Pharmaceuticals’ insurance carrier, it is not expected that the settlement will have any material impact on Catalyst Pharmaceutical’s financial position or results of operations. The stipulation of settlement to be filed with the Court will include an acknowledgement that the defendants do not admit any liability by entering into such stipulation of settlement, and the defendants continue to deny all of the allegations against them and to maintain that the suit has no merit.

Patrick J. McEnany, Catalyst Pharmaceuticals’ Chairman and CEO, stated: “We believe that we would have prevailed if the litigation had proceeded. However, in light of the potential costs of continued litigation, as well as the potential burden and disruption to the Company and its management, Catalyst, together with its insurance carrier, believed that it made sense to settle the case for the amount set forth in the settlement agreement.”

If the proposed settlement is approved by the Court, a notice to class members will be sent with information regarding the allocation and distribution of the settlement funds and with instructions on procedures to follow to make a claim on the settlement fund.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial and announced positive top-line data. Firdapse™ for the treatment of LEMS, has received Breakthrough Therapy and Orphan Drug Designations from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the ability to document the settlement and obtain Court approval of the settlement, the extent to which individual claimants will opt out of the class and pursue individual claims, the ability to overcome objections or appeals regarding the settlement, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for amifampridine 3,4-DAP, giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contacts

Brian Korb

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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